UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2006
Idera Pharmaceuticals, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Vassar Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities
SIGNATURE

Item 3.02. Unregistered Sales of Equity Securities.
     On March 24, 2006, Idera Pharmaceuticals, Inc. (the “Company”) secured a commitment (the “Commitment”) from Biotech Shares Ltd. (“Biotech Shares”) to purchase from the Company up to a total of $9.75 million of common stock. In connection with the Commitment, the Company entered into a Common Stock Purchase Agreement, dated March 24, 2006 and as amended on July 10, 2006, between the Company and Biotech Shares (the “Purchase Agreement”). Under the Purchase Agreement, Biotech Shares agreed to purchase the common stock during the period from June 24, 2006 through December 31, 2006 in up to three drawdowns made by the Company, at the Company’s discretion. The Company sold $3.5 million shares of its common stock pursuant to the Purchase Agreement in July 2006.
     On October 20, 2006, the Company delivered to Biotech Shares a drawdown notice under the Purchase Agreement, pursuant to which the Company will sell Biotech Shares 781,250 shares of the Company’s common stock at a price of $5.12 per share of common stock for total proceeds of $4.0 million. The sale of these shares is scheduled to occur on November 6, 2006. The Company has the right to drawdown from Biotech Shares an additional $2.25 million on or before December 31, 2006.
     The Company expects to sell such common stock in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
Date: October 25, 2006	By:	/s/ Robert G. Andersen
Robert G. Andersen
Chief Financial Officer and Vice President of Operations